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                     November 20, 2020

       Maureen B. Short
       Executive Vice President and Chief Financial Officer
       Rent-A-Center, Inc.
       5501 Headquarters Drive
       Plano, Texas 75024

                                                        Re: Rent-A-Center, Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2019
                                                            Filed March 2, 2020
                                                            File No. 001-38047

       Dear Ms. Short:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services